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                                                                    EXHIBIT 99.2

                      AMENDMENT TO ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                         MONESSEN HEARTH SYSTEMS COMPANY
                                       AND
                             MARTIN INDUSTRIES, INC.

         This AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made this 28th day of February, 2003, by and between Monessen Hearth Systems Company, a Kentucky corporation ("Purchaser"), and Martin Industries, Inc., a Delaware corporation ("Seller").

                                    RECITALS:

         A. Purchaser and Seller have entered into that certain Asset Purchase Agreement dated the 20th day of December, 2002 (the "Agreement").

         B. Purchaser and Seller wish to amend the Agreement as set forth in this Amendment.


         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         Section 4.1 of the Agreement is hereby amended to read in its entirety as follows:

         4.1 Purchase Price. The Purchase Price, consisting of the Fixed Purchase Price ($1,760,000), the IP Purchase Price ($240,000) and the Variable Purchase Price, shall be paid as follows:

                  (a) The Fixed Purchase Price shall be paid in cash or equivalent (including application of the Deposit) at Closing to Seller or for the benefit of Seller to an account or accounts at Seller's direction upon the fulfillment or waiver of all conditions precedent set forth in this Agreement and the execution and delivery of all documents required by this Agreement.

                  (b) The IP Purchase Price shall be paid in cash or equivalent at Closing to Seller or for the benefit of Seller to an account or accounts at Seller's direction upon the fulfillment or waiver of all conditions precedent set forth in this Agreement and the execution and delivery of all documents required by this Agreement.

                  (c) The Variable Purchase Price shall be paid in cash or equivalent at Closing to Seller or for the benefit of Seller to an account or accounts at Seller's direction upon the fulfillment or waiver of all conditions precedent set forth in this Agreement and the execution and delivery of all documents required by this Agreement.

         The Agreement shall remain unchanged in all other respects.
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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Seller and Purchaser as of the date first written above.

                                    MARTIN INDUSTRIES, INC.

                                    By:  /s/ William Neitzke
                                    Its:   President

                                             ("Seller")


                                    MONESSEN HEARTH SYSTEMS COMPANY

                                    By:  /s/ William D. Tweardy
                                    Its:   President

                                       ("Purchaser")